UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities
Exchange Act of 1934
Date of report (Date of earliest event reported): September 21, 2005
DIRT MOTOR SPORTS, INC.
(Exact Name of Registrant as Specified in Charter)

Colorado (State or Other Jurisdiction of Incorporation)	0-18045 (Commission File Number)	84-0953839 (IRS Employer Identification No.)
2500 McGee Drive, Suite 147
Norman, Oklahoma 73072
(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code: (405) 360-5047
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
     In a series of transactions beginning September 21, 2005 through January 13 2006, the Company raised a total $5,300,500 through the issuance of promissory notes to certain of the Company’ shareholders. On October 24, 2005, $4,200,000 of promissory notes issued by the Company through June 30, 2005 were exchanged for new notes with a maturity date of October 27, 2006. As a result of these transactions the Company issued a total of approximately $9,200,000 of senior secured convertible promissory notes (the “Secured Convertible Notes”) held by certain shareholders, hereafter “Lenders” with a maturity date of October 26, 2006 and $500,000 of convertible promissory notes a maturity date of April 30, 2006. The Secured Convertible Notes bear interest at an rate of eight percent per annum, increasing to twelve percent per annum after the first six months following the issuance date, and become due and payable on the first to occur of: (i) October 27, 2006; (ii) the completion of an equity or equity linked financing raising gross proceeds of at least $9,000,000 or (iii) the acceleration of the obligations under the promissory notes. The Secured Convertible Notes are secured by a first lien and secured interest in certain real property owned by the Company described in Section 4(b)(A) of the Secured Convertible Notes, by a first lien on and security interest in and to all right, title and interest in and to the name and trademarks associated with or related to “The World of Outlaws” as described in Section 4(b)(B) of the Secured Convertible Notes and a first lien on and security interest in 1,000,000 unencumbered shares of common stock owned by the Company’s Chief Executive Officer as described in Section 4(b)(C) of the Secured Convertible Notes. In conjunction with sale of the promissory notes, the Company issued to the Lenders seven-year warrants to purchase an aggregate of 1,3750,00 shares of our common stock at an exercise price of $4.50 per share.
     Also in conjunction with the sale of the promissory notes, the Lenders and certain other parties acquired an aggregate of 984,314 shares of our common stock at an aggregate purchase price of $1,968,628. Of the shares acquired, 100,000 shares were obtained from a non-executive employee, 249,819 shares were obtained from Mr. Paul A. Kruger, our President and Chief Operating Officer, and 489,834 shares were obtained from certain of our former officers and their affiliates. The sale of the shares was consummated through a series of transactions, the last of which was completed January 10, 2006. The Company did not sell any new shares of common stock in this transaction.
     Burnham Hill Partners, a division of Pali Capital, Inc. (“BHP”), acted as the Company’s financial advisor in connection with the Company’s capital raise.
     The securities issued in connection with each of the above transactions were issued in private transactions, in reliance on an exemption from registration under Section 4(2) of the Securities Act of 1933, and Rule 506 of Regulation D promulgated thereunder, because each offering was a non-public offering to accredited investors.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     Please see the Company’s response to Item 1.01.

Item 9.01.	Financial Statements and Exhibits.
(c)	Exhibits.
The following is a list of exhibits filed as part of this Current Report on Form 8-K:
10.1	Form of Promissory Note, maturity date October 26, 2006 issued by Dirt Motor Sports, Inc.

10.2	Form of Promissory Note, maturity date April 30, 2006 issued by Dirt Motor Sports, Inc.

10.3	Form of Warrant issued by Dirt Motor Sports, Inc.

10.4	Stock Escrow Agreement dated as of October 24, 2005, by and among North Sound Legacy International Ltd, North Sound Legacy Institutional Fund LLC, Paul A. Kruger and Richard F. Dahlson.

SIGNATURES
     Pursuant to the requirements of Section 13 or 15(d) of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

DATE: January 23, 2006	DIRT MOTOR SPORTS, INC.
	By:	/s/ Brian Carter
		Name:	Brian Carter
		Title:	Chief Financial Officer

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